Exhibit 99.1

News Release
Amkor Promotes Oleg Khaykin to Chief Operating Officer
CHANDLER, AZ, January 10, 2006 – Amkor Technology, Inc. (Nasdaq: AMKR) announced that Oleg Khaykin has been promoted to Executive Vice President & Chief Operating Officer. Khaykin will have overall responsibility for Sales & Marketing, Product Development & Management, and Worldwide Flip Chip & Wafer Level Processing Operations. Khaykin was formerly Executive Vice President, Corporate Development and Flip Chip Operations.
Khaykin joined Amkor in 2003 and was responsible for managing Amkor’s corporate development, M&A and intellectual property initiatives. Khaykin spearheaded Amkor’s 2004 acquisition of Unitive in North Carolina and Taiwan, and the long-term strategic alliance with IBM.
“This promotion recognizes Oleg’s outstanding contribution in managing our recent strategic initiatives,” said James Kim, Amkor’s Chairman and Chief Executive Officer. “His sharp business acumen and strategic focus will be important leadership characteristics as we enter the next phase of Amkor’s growth.”
About Amkor
Amkor Technology, Inc. is a leading provider of advanced semiconductor assembly and test services. The company offers semiconductor companies and electronics OEMs a complete set of microelectronic design and manufacturing services. More information on Amkor is available from the company’s SEC filings and on Amkor’s web site: www.amkor.com.
Contact:
Jeffrey Luth
VP Corporate Communications
Amkor Technology, Inc.
480-821-5000 ext. 5130
jluth@amkor.com